Exhibit 99.1

ATS Corporation Announces Financial Results for the Third Quarter Ended September 30, 2009

•	Revenue of $32.1 million for the third quarter 2009, up 6% from the second of quarter 2009 and ahead of revenue for the third quarter of 2008
•	EBITDA (1) of $4.7 million or an EBITDA margin of 14.7% for the third quarter of 2009
•	Strong cash flow from operations of $3.2 million in the third quarter of 2009
•	Total debt of $21.7 million as of September 30, 2009, down $6.5 million from $28.2 million since June 30, 2009 and down $15.5 million since December 31, 2008
•	DSO of 61 as of September 30, 2009, down from 67 days at June 30, 2009

MCLEAN, VA – (BUSINESSWIRE) – November 9, 2009, ATS Corporation (“ATSC” or the “Company”) (OTCBB:ATCT), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced operating results for the third quarter ended September 30, 2009.

Third Quarter Results

ATSC reported revenue of $32.1 million for the third quarter of 2009.  Revenue for the third quarter increased by 0.1% over third quarter 2008 revenue of $32.0 million.  Operating income for the quarter was $3.9 million and the net income for the quarter was $2.0 million or $0.09 per diluted share, compared to an operating loss of $55.8 million and a net loss of $51.0 million for the third quarter of 2008.  The operating and net losses incurred in the third quarter of 2008 were due to a $56.8 million, non-cash goodwill and intangible asset impairment charge.   EBITDA (1) was $4.7 million for this year’s third quarter, resulting in an EBITDA margin of 14.7%, compared to $3.4 million, or a margin of 10.5% for the third quarter of 2008.

Backlog as of September 30, 2009 was approximately $153.1 million, of which $51.8 million was funded.  Days sales outstanding (“DSO”) were 61 at the end of the third quarter of fiscal year 2009.

As of September 30, 2009, ATSC’s balance sheet included debt of $18.5 million on its revolving credit facility and approximately $3.2 million in promissory notes related to the acquisitions of Potomac Management Group, Inc. and Number Six Software, Inc.  Additionally, the balance sheet included $50.6 million in stockholders’ equity.

Nine-Month Results

ATSC reported revenue of $89.5 million for the first nine months of 2009.  Operating income for the first nine months of 2009 was $8.3 million and the net income for the period was $3.6 million or $0.16 per diluted share, compared to an operating loss of $53.7 million and a net loss of $50.6 million for the first nine months of 2008.  The 2008 results reflect the impairment charge incurred in the third quarter of 2008, as discussed under “Third Quarter Results”.   EBITDA (1) was $10.7 million for the first nine months of 2009, resulting in an EBITDA margin of 11.9%, compared to an Adjusted EBITDA (2) of $9.6 million, or a margin of 9.6% for the first nine months of 2008.

Third Quarter Highlights and Management Comments

Third quarter new bookings totaled $30 million, primarily from add-ons or additional funding from the Department of Housing and Urban Development, the Pension Benefit Guaranty Corporation (“PBGC”), the Defense Logistics Agency, and the Defense Technology Security Administration, among others.   Within our commercial business, we expanded our work with several customers, primarily Fannie Mae; and we began new engagements with Neustar, Inc. and Perceptive Software, Inc. Additionally, the Company won a new award after the close of the third quarter to provide software development services to PBGC, valued at $12.2 million over 5 years.

ATSC President and Chief Executive Officer Dr. Edward H. Bersoff stated, “We are extremely pleased to report strong results for the third quarter.  For the second consecutive quarter, our revenues and profits have grown and we’ve generated strong cash flow.   The revenue growth represents an increase in each of our market areas.  Our third quarter new bookings reflect expanded work with the Company’s largest and longest standing customers and we are happy to continue our exceptionally strong track record of customer satisfaction. As a consequence, rather than re-competing many of our long-term contracts, several of our clients continue to provide us with quarterly continued funding on a non-competitive basis.  And as further testament to solid client relationships, our new $12 million award with PBGC was addictive to our current base of business with that customer.  As we have discussed in earlier periods, we also saw our Fannie Mae business further recover in the third quarter, and that business is now operating at comparable levels to last year’s revenue for this customer.”

Dr. Bersoff added further comments on the Company’s financial performance, “We were very pleased with our margin performance in the third quarter and ability to expand our year to date EBITDA margins to 11.9%, even with an increase in our investment in business development of approximately 16% in the first nine months of this year compared to the same period last year.   We will continue to invest in business development to support our long term growth objectives.  We have also improved our DSO which were at 61 days at the end of the third quarter of 2009, a drop from 67 days at the end of the second quarter of 2009 and a drop of 25 days from the end of 2008.  As a result of the strong profits and improvements in cash flow, we paid down another $6.5 million in debt this quarter.”

Dr. Bersoff concluded, “We believe our strong financial performance for the quarter provides strong momentum for sustaining our organic growth and increasing shareholder value as we end the year and enter 2010.”

Management’s Revised Outlook

Based on ATSC’s year to date profit margins, the Company is updating its EBITDA (1) guidance for 2009.  The Company is now increasing its EBITDA (1) forecast for the year to be between $12 million and $13.5 million.  The Company is reiterating its revenue guidance range of $121 million and $125 million.

Dr. Bersoff commented, “We have consistently exceeded our target EBITDA and EBITDA margins each quarter of 2009 and expect to end the year with EBITDA margins for the full year well in excess of industry norms.”

Conference Call

ATSC will conduct a third quarter conference call on Monday, November 9, 2009 at 5:00 p.m. ET.  The dial-in number for the live teleconference is (866) 847-7863, conference ID # 1410276.  For international participants, please call into 011-800-4040-2020 and use the same conference ID #.  A recorded replay of the teleconference will also be available on the Company website (www.atsc.com) for one year from the conference call date.

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing, training and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 600 employees at 10 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009. In addition, the forward-looking statements included in this press release represent our views as of November 9, 2009. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to November 9, 2009.

Additional information about ATSC may be found at www.atsc.com.

Company Contact:
Joann O’Connell
Vice President, Investor Relations
ATS Corporation
(571) 766-2400

Media Contact:
Penny Parker
Corporate Communications Manager
ATS Corporation
(571) 766-2400

(1)
EBITDA is a non-GAAP measure that is defined as GAAP net income plus other expense, interest expense, income taxes, and depreciation and amortization.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity.  Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to EBITDA.

(2)
Adjusted EBITDA is defined as EBITDA adjusted for one time severance expenses not expected to be reflected in the ongoing performance of ATSC.  Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity.  Please refer to the table at the end of this release that reconciles GAAP net income to adjusted EBITDA.

ATS Corporation
Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009 (unaudited)	2008 (unaudited)	2009 (unaudited)	2008 (unaudited)

Revenue	$32,074,434	$32,032,605	$89,497,757	$100,694,902

Operating costs and expenses
Direct costs	21,342,643	22,551,682	59,990,312	67,785,098
Selling, general and administrative expenses	6,089,196	7,007,507	18,908,327	24,222,018
Depreciation and amortization	772,275	1,505,705	2,324,018	5,582,615
Impairment charge	—	56,772,541	—	56,772,541
Total operating costs and expenses	28,204,114	87,837,435	81,222,657	154,362,272

Operating income (loss)	3,870,320	(55,804,830)	8,275,100	(53,667,370)

Other (expense) income
Interest, net	(597,742)	(896,913)	(2,164,426)	(2,646,049)
Other income (loss)	60,037	(13,458)	60,037	52,714

Income (loss) before income taxes	3,332,615	(56,715,201)	6,170,711	(56,260,705)

Income tax expense (benefit)	1,340,816	(5,759,836)	2,581,535	(5,647,221)

Net income (loss)	$1,991,799	$(50,955,365)	$3,589,176	$(50,613,484)

Weighted average number of shares outstanding
—basic	22,741,726	22,381,860	22,648,962	20,825,206
—diluted	22,846,549	22,381,860	22,697,864	20,825,206

Net income (loss) per share
—basic	$0.09	$(2.28)	$0.16	$(2.43)
—diluted	$0.09	$(2.28)	$0.16	$(2.43)

Reconciliation of GAAP Net Income to EBITDA (1) and EBITDA (2)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009 (unaudited)	2008 (unaudited)	2009 (unaudited)	2008 (unaudited)

Net Income	$1,991,799	$(50,955,365)	$3,589,176	$(50,613,484)

Adjustments
Depreciation and amortization	772,275	1,505,705	2,324,018	5,582,615
Impairment charge	—	56,772,541	—	56,772,541
Interest	597,742	896,913	2,164,426	2,646,049
Taxes	1,340,816	(5,759,836)	2,581,535	(5,647,221
EBITDA (1)	4,702,632	2,459,958	81,222,657	8,740,500

	—	890,516	—	890,516
Adjusted EBITDA (2)	4,702,632	3,350,474	10,659,155	9,631,016

ATS Corporation
Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
	(unaudited)	(audited)

ASSETS
Current assets
Cash	$398,866	$364,822
Accounts receivable, net	23,062,128	29,268,647
Prepaid expenses	717,246	537,974
Other current assets	4,775	22,771
Deferred income taxes, current	1,009,985	1,321,890

Total current assets	25,193,000	31,516,104

Property and equipment, net	3,174,644	3,712,340
Goodwill	55,370,011	59,128,648
Intangible assets, net	6,653,777	8,304,686
Restricted cash	1,323,930	1,316,530
Other assets	190,357	387,897
Deferred income taxes	2,026,296	2,003,348

Total assets	$93,932,015	$106,369,553
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$21,205,176	$2,583,333
Capital leases – current portion	22,927	86,334
Accounts payable and accrued expenses	7,833,839	10,224,266
Accrued salaries and related taxes	4,150,549	2,999,576
Accrued vacation	2,646,060	2,220,865
Income taxes payable, net	775,373	600,121
Deferred revenue	1,509,019	1,745,352
Deferred rent – current portion	320,498	379,520

Total current liabilities	38,463,441	20,839,367

Long-term debt – net of current portion	458,333	34,492,558
Capital leases – net of current portion	—	745
Deferred rent – net of current portion	2,700,109	2,842,171
Other long-term liabilities (at fair value)	1,695,569	2,283,256

Total liabilities	43,317,452	60,458,097

Shareholders’ equity:
Preferred stock $0.0001 par value, 1,000,000 shares authorized, and no shares issued and outstanding	—	—
Common stock $0.0001 par value, 100,000,000 shares authorized, 31,082,865 and 30,867,304 shares issued, respectively, and 22,746,232 and 22,524,549 shares outstanding, respectively	3,109	3,087
Additional paid-in capital	131,412,907	130,767,038
Treasury stock, at cost, 8,344,633 and 8,342,755 shares held, respectively	(30,276,223)	(30,272,007)
Accumulated deficit	(49,601,646)	(53,190,822)
Accumulated other comprehensive loss (net of tax benefit of $650,251 and $887,416, respectively)	(923,584)	(1,395,840)

Total shareholders’ equity	50,614,563	45,911,456

Total liabilities and shareholders’ equity	$93,932,015	$106,369,553

ATS Corporation
Consolidated Statements of Cash Flows (unaudited)

	Nine months Ended September 30,
	2009	2008
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$3,589,176	$(50,613,484)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	2,324,018	5,582,615
Impairment charge	—	56,772,541
Stock-based compensation	519,462	618,634
Deferred income taxes	(87,772)	(8,029,350)
Deferred rent	(201,085)	(23,574)
Gain on disposal of equipment	—	(2,373)
Provision for bad debt	432,703	23,781

Changes in assets and liabilities, net of adjustments related to other comprehensive loss:
Accounts receivable	5,773,814	(78,539)
Prepaid expenses and other current assets	(179,273)	160,306
Restricted cash	(7,400)	(30,192)
Other assets	215,537	(1,014,469)
Accounts payable and other accrued expenses	(2,550,401)	639,364
Accrued salaries and related taxes	1,150,973	(596,350)
Accrued vacation	425,195	144,523
Accrued interest	358,433	240,391
Income taxes payable and receivable	238,095	1,738,485
Other current liabilities	(236,333)	(200,866)
Other long-term liabilities	—	(45,976)
Net cash provided by operating activities	11,765,142	5,285,467

Cash flows from investing activities
Purchase of property and equipment	(135,414)	(151,280)
Proceeds from disposals of equipment	—	21,352
Proceeds from release of escrows	3,758,637	—
Acquisitions of businesses – net of cash acquired	—	155,891
Net cash provided by investing activities	3,623,223	25,963

Cash flows from financing activities
Borrowings on line of credit	45,760,848	47,868,284
Payments on line of credit	(59,947,409)	(53,128,697)
Issuance of notes payable	139,176	—
Payments on notes payable	(1,364,996)	(2,174,357)
Payments on capital leases	(64,152)	(74,516)
Proceeds from stock issued pursuant to Employee Stock Purchase Plan	126,428	211,813
Payments to repurchase stock	(4,216)	—
Proceeds from exchange of stock for warrants, net of expense	—	234,135
Net cash used by financing activities	(15,354,321)	(7,063,338)

Net increase (decrease) in cash	34,044	(1,751,908)
Cash, beginning of period	364,822	1,901,977
Cash, end of period	$398,866	$150,069

Supplemental disclosures:
Cash paid or received during the period for:
Income taxes paid	$2,436,380	$2,340,704
Income tax refunds	12,148	1,917,399
Interest paid	1,861,649	2,463,804
Interest received	48,256	28,227
Non-cash investing and financing activities and adjustment to other comprehensive loss:
Unrealized other comprehensive income (loss) on interest rate swap, net of tax	350,522	201,274